As filed with the Securities and Exchange Commission on December 26, 2001

                                                 Registration No. 333-________

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                         RIBOZYME PHARMACEUTICALS, INC.
             (Exact name of Registrant as Specified in Its Charter)

                 Delaware                           34-1697351
      (State or Other Jurisdiction of            (I.R.S. Employer
      Incorporation or Organization)             Identification No.)

                                 ---------------

                              2950 Wilderness Place
                             Boulder, Colorado 80301
                                 (303) 449-6500

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)


                                 Howard W. Robin
                       President & Chief Executive Officer
                              2950 Wilderness Place
                             Boulder, Colorado 80301
                                 (303) 449-6500

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                 ---------------

                                   Copies to:
                            James R. Tanenbaum, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                            New York, New York 10038
                                 (212) 806-5400

                                 ---------------

              Approximate date of commencement of proposed sale to
            the public: From time to time after the effective date of
                          this Registration Statement.

          If only the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: | |
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | |
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | |
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: | |

                         CALCULATION OF REGISTRATION FEE

============================================ ================== =========================== ======================= ===============
  Title of Each Class of Securities     Amount To Be     Proposed Maximum Offering      Proposed Maximum        Amount of
        To Be Registered                 Registered         Price Per Share (1)        Aggregate Offering     Registration Fee
                                                                                           Price
---------------------------------------- -------------   ------------------------     --------------------   ---------------
 Common Stock, $0.01 par value per share  4,831,849(2)        $3.92                   $18,940,848              $4,532.63
======================================== ==============  ========================     ====================    ===============
(1)  Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share of Ribozyme's common stock, par value $.01 per share, on December 19,
     2001, as reported on The Nasdaq National Market.

(2) Represents shares of Ribozyme's common stock, par value $0.01 per share, to be offered for resale by the selling stockholders named herein.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

===============================================================================


                 Subject to Completion, dated December 26, 2001

PROSPECTUS


                        1,891,526 Shares of Common Stock


               575,000 Shares of Common Stock Underlying Warrants


      1,142,034 Shares of Common Stock Underlying Series A Preferred Stock


       1,223,289 Shares of Common Stock Underlying Series B Preferred Stock

                         RIBOZYME PHARMACEUTICALS, INC.

                                 ---------------
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          This prospectus relates solely to the resale of:

o         1,891,526 shares of our common stock currently issued and outstanding;

o 1,142,034 shares of our common stock issuable upon the conversion of shares of Series A Preferred Stock;

o 1,223,289 shares of our common stock issuable upon the conversion of shares of our Series B Preferred stock. The shares of our Series B Preferred Stock are issuable upon the conversion of a convertible promissory note; and

o 575,000 shares of our common stock issuable upon the exercise of our warrants.

          We sold the securities to the selling stockholders listed on page 9 of this prospectus in two separate private placement transactions.

          The selling stockholders may sell these shares from time to time in transactions on the Nasdaq National Market, on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares or through a combination of these methods. The selling stockholders may sell the shares at market prices prevailing at the time of sale or at negotiated prices.

          We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. We have agreed to bear the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions or similar charges incurred in the sale of these shares of common stock.

          Our common stock is traded on the Nasdaq National Market under the symbol "RZYM." On December 19, 2001, the closing price for the common stock as reported by Nasdaq was $4.05 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING ON PAGE 3.

                                 ---------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------



                The date of this prospectus is December __, 2001

                                TABLE OF CONTENTS
                                                                       Page

   THE COMPANY ..........................................................1
   RISK FACTORS .........................................................3
   USE OF PROCEEDS ......................................................9
   SELLING STOCKHOLDERS .................................................9
   PLAN OF DISTRIBUTION..................................................10
   LEGAL MATTERS.........................................................12
   EXPERTS ..............................................................12
   FORWARD-LOOKING STATEMENTS............................................12
   WHERE YOU CAN FIND MORE INFORMATION...................................13
   INCORPORATION OF DOCUMENTS BY REFERENCE...............................13

                                   THE COMPANY

          THE FOLLOWING DISCUSSION MAY CONTAIN, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS HERETO. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE HEREOF.

          Following is a short summary of our business. You should carefully read our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001, which are incorporated herein by this reference, for more information on our business.

          We are developing a new class of therapeutics.

          We are developing a new class of therapeutics based on engineered molecules called ribozymes. A ribozyme is a sequence of nucleotides that has binding sequences along with a catalytic core capable of cleaving a specific RNA molecule, including mRNA and viral RNA. Ribozymes act as "molecular scissors" by cutting RNA molecules into two ineffective strands, thereby preventing protein production. Since, in principle, ribozymes can be applied to any RNA, we have the potential to develop ribozymes as an entirely new class of therapeutic agents.

          Ribozymes have potentially significant advantages over traditional drugs.

          Ribozymes have potentially significant advantages over traditional approaches to treat a disease including the following:

          o BROAD APPLICABILITY. All diseases for which a gene can be identified as a cause or an essential contributing factor are potentially treatable with ribozyme drugs.

          o HIGH SELECTIVITY. Side effects associated with traditional drugs may be reduced or avoided by using ribozymes designed to attach to and cut only a targeted RNA. Because of this selectivity, only the function of the targeted genetic sequence is affected; other molecules and gene functions are not altered.

          O DESTRUCTION OF TARGET. As compared to most drugs which only temporarily prevent targeted gene function, ribozymes destroy the target RNA and stop the associated protein production.

          WE ARE DEVELOPING DRUGS THAT ADDRESS SIGNIFICANT AND UNMET MEDICAL NEEDS.

          We are currently in clinical development and pre-clinical testing for the following four product candidates:

          o ANGIOZYME, to treat solid tumor cancers (colorectal, renal cell, lung, breast and melanoma), which account for over 550,000 new cancer cases and nearly 300,000 deaths per year in the United States. We are developing ANGIOZYME in collaboration with Chiron Corporation. During the first three quarters of 2001, we initiated Phase II clinical trials in metastatic breast and colorectal cancer.

          o HEPTAZYME, to treat chronic Hepatitis C, is being developed solely by us. There are over 3.9 million chronically infected persons in the United States and over 170 million worldwide. Hepatitis C infects approximately 50,000 people and has over 10,000 deaths associated with it each year in the United States. We initiated a Phase II clinical trial for HEPTAZYME during the fourth quarter of 2001.

          o HERZYME, to treat breast and other cancers, which we are developing in collaboration with Elan Corporation plc and its affiliates. We recently filed an Investigational New Drug application, an IND, for HERZYME in Canada and we began a Phase I clinical trial during the third quarter of 2001.

          o HepBzyme, for the treatment of Hepatitis B, which is in pre-clinical testing.

          WE BELIEVE OUR PATENT-PROTECTED TECHNOLOGY PLATFORM CAN PROVIDE CONTINUOUS FLOW OF NEW PRODUCTS.

          Our proprietary technology enables us to design ribozymes against many validated disease targets and to quickly move from target identification to pre-clinical development, thereby providing a continuous flow of new products. Our technology is protected by over 150 issued or allowed patents worldwide, which we own or have exclusive licenses to and by more than 100 patent applications pending worldwide.

          ALSO, WE BELIEVE OUR EXTENSIVE KNOWLEDGE, BROAD EXPERIENCE AND STRONG INTELLECTUAL PROPERTY POSITION IN THE FIELD OF NUCLEIC ACID TECHNOLOGY WILL CONTINUE TO ALLOW US TO TAKE ADVANTAGE OF ADDITIONAL OPPORTUNITIES IN THE AREA OF DRUG DISCOVERY AND DEVELOPMENT.

          We used ribozymes for target discovery and validation to help companies in the life science industry to identify genes that cause or contribute to human disease. In 1998, we decided to focus on the therapeutic potential of ribozymes and transferred our target discovery and validation technology to a newly-formed German company, Atugen, in exchange for a significant equity interest. Currently, we own a 31.6% interest in Atugen.

          In addition, ribozymes have shown applicability in the area of molecular diagnostics. On May 9, 2001, we entered into a collaborative agreement with Archemix, a privately-held company whose primary technology, RiboReporters, incorporates allosteric ribozymes or ribozymes that are active only in the presence of a specific molecule. This technology allows researchers to detect individual molecules in complex mixtures, facilitating the discovery and validation of new drug targets. Under the terms of our agreement with Archimex, we granted to Archemix certain licenses and sublicenses to our intellectual property covering the allosteric ribozyme technology in exchange for an equity position in Archemix and a seat on both Archemix's Board of Directors and its Scientific Advisory Board. We also received a license to Archemix's intellectual property covering allosteric ribozymes for use in molecular diagnostic applications.

                               RECENT DEVELOPMENTS

          On July 1, 2001, Howard W. Robin, our President and former Chief Operating Officer succeeded Ralph E. Christoffersen to the position of Chief Executive Officer. Mr. Robin, was elected to the Board of Directors on March 29, 2001. Mr. Robin joined us in January 2001 after 21 years at Berlex Laboratories where he served as Corporate Vice President and General Manager, Therapeutics. Ralph E. Christoffersen is now Chairman of the Board of Directors.

          On June 11, 2001, we announced the appointment of Marvin Tancer to the position of Chief Financial Officer and Vice President of Operations effective July 1, 2001. Mr. Tancer joined us with 19 years of pharmaceutical, financial and operations experience.

          On May 9, 2001, we announced a strategic alliance with Archemix, that will allow both companies to capitalize on reciprocal intellectual property in the field of proteomics and molecular diagnostics. We cross -licensed intellectual property covering allosteric ribozymes and we received an equity position in Archemix.

          On February 8, 2001, and June 21, 2001, we and Chiron initiated Phase II clinical trials evaluating the clinical activity of ANGIOZYME in metastatic breast and colorectal cancer.

          On October 8, 2001, we initiated a Phase II clinical trial with HEPTAZYME, our product candidate for the treatment of Hepatitis C.

          On August 29, 2001, we and Elan began a Phase I clinical trial with HERZYME in breast cancer patients.

          Our corporate headquarters are located at 2950 Wilderness Place, Boulder, Colorado 80301, and our telephone number is (303) 449-6500. Our website address is www.rpi.com. Information contained on our website does not constitute part of this prospectus.

          ANGIOZYME(TM), HEPBZYME(TM), HEPTAZYME(TM), and HERZYME(TM) are our trademarks.

                                  RISK FACTORS

          YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE INCORPORATE BY REFERENCE HEREIN BEFORE PURCHASING OUR SECURITIES. INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

          WE ARE A BIOTECHNOLOGY COMPANY IN THE EARLY STAGE OF DEVELOPMENT AND HAVE ONLY A LIMITED OPERATING HISTORY FOR YOU TO REVIEW IN EVALUATING OUR BUSINESS AND PROSPECTS.

          Our ribozyme technology is in an early stage of development and represents a new and unproven approach to therapeutic products. There can be no assurance that our technologies will enable us or any of our collaborators to discover and develop therapeutic products.

          All of our products are in early stages of development, have never generated any sales and require extensive testing before commercialization. We do not expect any of our product candidates to be commercially available for at least four years. You must consider, based on our limited history, our ability to:

          o obtain the financial resources necessary to develop, test, manufacture and market products;

          o engage corporate partners to assist in developing, testing, manufacturing and marketing our products;

          o satisfy the requirements of clinical trial protocols, including patient enrollment;

          o establish and demonstrate the clinical efficacy and safety of our products;

          o    obtain necessary regulatory approvals; and

          o market our products to achieve acceptance and use by the medical community in general.

          WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND CANNOT ASSURE YOU THAT WE WILL EVER BECOME OR REMAIN PROFITABLE.

          We have incurred significant losses and have had negative cash flows from operations since inception. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have funded our activities primarily from sales of our stock, revenues we receive under research and development agreements, and lines of credit. As of September 30, 2001, our accumulated deficit was $140.0 million.

          We expect to incur losses for at least the next several years because we plan to spend substantial amounts on research and development of our products, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts.

          WE DEPEND UPON OUR COLLABORATIVE RELATIONSHIPS AND OUR COLLABORATORS HAVE RIGHTS UNDER THESE AGREEMENTS WHICH IF EXERCISED COULD IMPAIR OUR ABILITY TO DEVELOP OUR PRODUCTS AND OUR OPERATING RESULTS.

          Engaging corporate partners and other third parties to develop, test and manufacture our initial products has been, and is expected to continue to be, a key element of our strategy. Our current partners, Chiron Corporation and Elan Corporation, plc, have the right to terminate unilaterally our existing agreements or to discontinue funding their share of product development expenses. If any of our current partners were to terminate its funding of the development of a particular product, we may not have the right to continue development of that product on our own.

          In addition, there are many aspects of our collaborations that have been and will continue to be outside of our control including:

          o decisions by our collaborators to extend or renew our agreements and relationships;

          o the pace of development of our products including the achievement of performance milestones;

          o development by our collaborators of competing technologies or products;

          o exercise by our collaborators of marketing or manufacturing rights; and

          o the loss of our rights to products or the profits from our products if we are unable to fund our share of development costs.

         WE HAVE GRANTED EXCLUSIVE RIGHTS TO CERTAIN OF OUR COLLABORATORS TO PRODUCTS TARGETING SPECIFIC GENE SEQUENCES WHICH COULD DELAY DEVELOPMENT OF THOSE PRODUCTS AND PREVENT US FROM ENTERING INTO OTHER COLLABORATIVE AGREEMENTS.

          Under our current collaborations, up to an aggregate of 50 targets may be reserved at any time by our collaborators. Development of the products subject to these exclusivity provisions is out of our control. These products will not be available to us during the exclusivity term either to develop internally or in collaboration with third parties.

          Some of our collaborators have the right to reserve exclusive rights to specified products for a period of time, even if they are not developing those products. Also, many of our collaboration agreements require us to offer our collaborators a right of first offer for certain targets and products.

          BECAUSE WE MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCTS IN THE UNITED STATES AND FOREIGN JURISDICTIONS, WE CANNOT PREDICT WHETHER OR WHEN WE WILL BE PERMITTED TO COMMERCIALIZE OUR PRODUCTS.

          The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the Food and Drug Administration, the FDA. Satisfaction of regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

          Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an IND. Clinical trials are subject to oversight by institutional review boards and the FDA and:

          o must be conducted in conformity with the FDA's good laboratory practice regulations;

          o    must meet requirements for institutional review board oversight;

          o    must meet requirements for informed consent;

          o    must meet requirements for good clinical practices;

          o    are subject to continuing FDA oversight;

          o    may require large numbers of test subjects; and

          o may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

          Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

          Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

          If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all the applicable regulatory requirements needed to receive marketing clearance.

          Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

          WE ARE INVOLVED IN PENDING LITIGATION AND CANNOT AT THIS TIME PREDICT THE ULTIMATE OUTCOME OR POSSIBLE LOSS THAT COULD RESULT FROM THAT LITIGATION.

          We are a defendant in a lawsuit brought as a class action on behalf of purchasers of our common stock on November 16 and 17, 1999. The lawsuit alleges the defendants violated certain federal securities laws based upon an allegedly misleading announcement made on November 15, 1999. The case is pending in the United States District Court, District of Colorado. The discovery phase has been completed and both defendants and plaintiffs have filed motions for summary judgment. Trial to a jury has been scheduled to commence on July 2, 2002. We believe that the suit is without merit and we intend to defend ourselves vigorously against the allegations. We cannot predict the ultimate outcome or losses, if any, which may result from this litigation.

          IF WE CANNOT OBTAIN ADDITIONAL FINANCING, WE MAY HAVE TO DILUTE YOUR INTEREST, CURTAIL OUR RESEARCH AND DEVELOPMENT, RELINQUISH OUR RIGHTS TO SOME OR ALL OF OUR PRODUCTS OR DECLARE BANKRUPTCY.

          Our existing financial resources and expected revenues from our collaborations should be sufficient to meet our operating and capital requirements through mid-2002; however, we may have to raise substantial additional capital thereafter if:

          o changes in our research and development plans cause unexpected large future expenditures; or

          o changes in our collaborative relationships cause a significant reduction in our expected revenues from our collaborations.

          If we raise funds by selling more stock, your ownership share in us will be diluted. We may grant future investors rights superior to those of the securities that you are purchasing. In addition, we do not know if additional funding will be available or on acceptable terms when needed.

          OUR PRODUCTS REQUIRE MATERIALS THAT MAY NOT BE READILY AVAILABLE OR COST EFFECTIVE, WHICH MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION OR PROFITABILITY.

          The products we are developing are new chemical entities which are not yet available in commercial quantities. Raw materials necessary for the manufacture of our products may not be available in sufficient quantities or at a reasonable cost in the future. Therefore, our products may not be available at a reasonable cost in the future. In January 2000, we entered into an agreement with Avecia Limited to manufacture ribozyme products for us based on technology we licensed to them. Delays or failures in obtaining raw materials or in product manufacturing, including deliveries from Avecia, could delay our product submission for regulatory approval and our initiation of new development programs which could, in turn, materially impair our competitive position and potential profitability.

          THERE IS A SIGNIFICANT DEGREE OF UNCERTAINTY RELATING TO OUR PATENTS THAT COULD CAUSE US TO INCUR SUBSTANTIAL COSTS AND DELAYS AS A RESULT OF PROCEEDINGS AND LITIGATION REGARDING PATENTS AND OTHER PROPRIETARY RIGHTS. THE ULTIMATE RESULT OF ANY PATENT LITIGATION COULD BE THE LOSS OF SOME OR ALL PATENT PROTECTION FOR THE PATENT INVOLVED.

          Our basic patents, the Cech patents, unless extended, expire in 2008 in the United States and in 2007 in Europe and Japan. Although our license to these patents extends through the expiration of the Cech patents or any extensions thereof, our licensor preserves the right to terminate our license before such time under certain circumstances. We have received approval of some additional patent applications covering various aspects of the ribozyme technology, and we have filed patent applications for other improvements and modifications which have not yet been approved.

          WE CANNOT BE CERTAIN THAT THE NAMED INVENTORS OF SUBJECT MATTER CLAIMED BY OUR PATENTS AND PATENT APPLICATIONS WERE THE FIRST TO INVENT OR THE FIRST TO FILE PATENT APPLICATIONS FOR THESE INVENTIONS.

          Furthermore, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Existing or future patents may be challenged, successfully invalidated, found to be unenforceable, infringed upon, or circumvented by others so that our patent rights would not create an effective competitive barrier. We also cannot assure you that the scope of our issued patents will be sufficiently broad to offer meaningful protection against competitive products. We have filed documents in opposition of two patents granted to a competitor in Europe. Competitors have filed documents in opposition of our Cech patents in Europe and Japan. The patent opposition in Japan has been resolved in our favor. The European opposition proceeding is in progress. However, at the oral proceedings in July 2000, the European Opposition Division found no grounds for revoking the Cech patents but decided to clarify the scope of the claims to cover self-splicing intervening sequence derived ribozymes.

          WE MAY NOT HAVE IDENTIFIED ALL UNITED STATES AND FOREIGN PATENTS THAT POSE A RISK OF INFRINGEMENT. WE MAY BE FORCED TO LITIGATE IF AN INTELLECTUAL PROPERTY DISPUTE ARISES.

          This litigation could be extremely expensive. Proceedings and litigation involving our patents or patent applications also could result in adverse findings about:

          o    the patentability of our inventions and product candidates; or

          o the enforceability, validity or scope of protection provided by our patents.

          As discussed above, our competitors have taken the position in patent oppositions and elsewhere that our patents are invalid or that our activities infringe on their patent rights. While we do not believe we are infringing on the patent rights of our known competitors, we may have to incur substantial costs if litigation is brought against us by these competitors.

          THE MANUFACTURE, USE OR SALE OF OUR PRODUCTS MAY INFRINGE ON THE PATENT RIGHTS OF OTHERS.

          If we are unable to avoid infringing another party's patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

          o    incur substantial monetary damages;

          o    encounter significant delays in marketing our products; and

          o be unable to participate in the manufacture, use or sale of products or methods of treatment requiring licenses.

          In addition, we regularly enter into agreements to in-license technologies and patent rights. Should we fail to comply with the terms of those license agreements, including payment of any required maintenance fees or royalties, we would lose the rights to those technologies and patents.

          DISCLOSURE OF OUR TRADE SECRETS COULD HURT OUR COMPETITIVE POSITION.

          Because trade secrets and other unpatented proprietary information are critical to our business, we attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, third parties may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.

          WE LACK SALES AND MARKETING EXPERIENCE AND WILL RELY UPON THIRD PARTIES TO MARKET OUR PRODUCTS WHICH WILL RESULT IN A LOSS OF CONTROL OVER THE MARKETING PROCESS.

          We intend to rely on third parties with established direct sales forces to market, distribute and sell many of our products. These third parties may have significant control over important aspects of the commercialization of our products, including market identification, marketing methods, pricing, sales force recruitment and management and promotional activities. We may be unable to control the actions of these third parties. We may be unable to make or maintain arrangements with third parties to perform these activities on favorable terms.

          OUR SUCCESS MAY DEPEND ON THIRD-PARTY REIMBURSEMENT OF PATIENTS' COSTS FOR OUR PRODUCTS WHICH COULD RESULT IN PRICE PRESSURE OR REDUCED DEMAND FOR OUR PRODUCTS.

          Our ability to market products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our products, even if our products are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell our products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third-party coverage and reimbursement on our business.

          YOU COULD EXPERIENCE SUBSTANTIAL DILUTION IN THE FUTURE.

          You could experience dilution in the net tangible book value of the stock held by you upon:

          o    the exercise by holders of outstanding options and warrants;

          o the conversion by Schering AG of outstanding debt into shares of our common stock;

          o the conversion by Elan of shares of our Series A Preferred Stock into a maximum of 1,200,000 shares of our common stock; or

          o the conversion by Elan of our outstanding note into Series B Preferred Stock which is currently convertible into approximately 1,223,289 shares of our common stock.

          OUR COMMON STOCK HAS LIMITED TRADING VOLUME AND A HISTORY OF VOLATILITY WHICH COULD IMPAIR YOUR INVESTMENT.

          You may be unable to sell securities you purchase from us at the time or price desired. The market price of our common stock has fluctuated dramatically in recent years. The trading price of our common stock may continue to fluctuate substantially due to:

          o    quarterly variations in our operating results;

          o    our ability to raise additional funds;

          o    changes in the status of our corporate collaborative agreements;

          o    changes in earnings estimates by market research analysts;

          o    clinical trials of products;

          o research activities, technological innovations or new products by us or our competitors;

          o developments or disputes concerning patents or proprietary rights;

          o purchases or sales of our stock by our executive officers, directors or substantial holders of our common stock;

          o timing or denial by the FDA of clinical trial protocols or marketing applications;

          o    securities class actions or other litigation; and

          o    changes in government regulations.

          These fluctuations have sometimes been unrelated to our operating performance. As a result, the value of your shares could vary significantly from time to time. The historical trading volume of our common stock has been limited. After this offering, an active public market for the common stock may not develop or be sustained.

          BOTH OUR CORPORATE DOCUMENTS AND DELAWARE LAW HAVE ANTI-TAKEOVER PROVISIONS THAT MAY DISCOURAGE TRANSACTIONS INVOLVING ACTUAL OR POTENTIAL CHANGES OF CONTROL AT PREMIUM PRICES.

          Our corporate documents:

          o require procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; and

          o authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine.

          In addition, we are subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. Accordingly, transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock may be discouraged or more difficult for our company than for other companies organized in other jurisdictions.

                                 USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

                              SELLING STOCKHOLDERS

          We are registering the shares covered by this prospectus on behalf of Elan International Services, Ltd., a Bermuda exempted limited liability company ("EIS"), and Elan Pharmaceutical Investments II, Ltd., a Bermuda exempted limited liability company ("EPIL II"). We are registering the shares to permit the selling stockholders, and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, to resell the shares.

          Pursuant to a securities purchase agreement, dated as of December 21, 2001, between our company and EIS, EIS acquired: (1) 750,000 shares of our common stock and (2) a warrant to acquire up to 75,000 shares of our common stock at an exercise price of $5.00 per share.

          Pursuant to a securities purchase agreement, dated as of January 7, 2000, between our company and EIS, EIS acquired: (1) 641,026 shares of our common stock, (2) a warrant to acquire up to 200,000 shares of our common stock at an exercise price of $15.00 per share, (3) a warrant to acquire up to 300,000 shares of our common stock at an exercise price of $20.00 per share and (4) 12,015 shares of our Series A Preferred Stock (which is convertible into approximately 801,000 shares of common stock,excluding accrued dividends). As consideration therefor, EIS paid our company $17,015,000. In addition, EIS purchased a convertible promissory note in the maximum outstanding principal amount of $12,015,000, under which EIS may convert the outstanding principal balance and accrued interest into shares of our Series B Preferred Stock, which in turn is convertible into shares of our common stock. Based upon the amounts drawn by our company under the convertible promissory note, the principal outstanding and interest accrued could be converted (through subsequent conversion of shares of our Series B Preferred Stock) into approximately 1,223,289 shares of common stock, including accrued interes. In May 2001, pursuant to the terms of the securities purchase agreement, EIS acquired an additional 500,500 shares of our common stock.

          In June 2000, EIS transferred ownership of 641,026 shares of our common stock, the warrant to acquire up to 200,000 shares of our common stock and the warrant to acquire up to 300,000 shares of our common stock to EPIL II.

          The following table sets forth information known to us with respect to beneficial ownership of our common stock as of December 26, 2001 by the selling stockholders. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that any selling stockholder (and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer) may offer under this prospectus. The following table assumes that the selling stockholders sell all of their respective shares registered for sale under this prospectus. The selling stockholders may sell some, all or none of their respective shares. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

          In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares beneficially owned by a selling stockholder and the percentage ownership, we include any shares as to which any selling stockholder has sole or shared voting power or investment power, as well as any shares of common stock subject to options, warrants or other derivative securities or convertible preferred stock held by such selling stockholder that are currently exercisable or exercisable within 60 days after December 26, 2001. We would not consider these shares underlying options, warrants and other derivative securities outstanding on computing the percentage ownership of any other person, however. To our knowledge, each selling stockholder has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it in the table below. The percentage of shares owned in the following table does not include the 1,142,034 shares of common stock issuable upon conversion of the Series A Preferred Stock as such stock may not be converted occur until a date that is later than 60 days after December 26, 2001; provided, however, that such conversion may be accelerated upon the occurrence of a merger, consolidation or similar transaction involving our company.



                                      Shares Beneficially Owned                             Shares Beneficially Owned
                                          Prior to Offering                                      After Offering
                                                                      Number of Shares
Name                                Number            Percent          Being Offered      Number       Percent
----                                ------            --------         -------------      ------       -------
Elan International Services,       2,548,789         12.44%(2)          2,548,789             0            0.0%
Ltd.(1)

Elan Pharmaceutical Investments    1,141,026          5.79%(4)          1,141,026             0            0.0%
II, Ltd. (3)


(1) Elan International Services, Ltd. is an indirect wholly-owned subsidiary of Elan Corporation, plc., an Irish public limited company.

(2) Denominator used in calculating in percentage ownership of EIS is the sum of: (a) 19,191,166 shares of common stock outstanding, (b) 1,223,289 shares of common stock issuable upon conversion of the principal outstanding and interest accrued on the convertible promissory note (assuming conversion into shares of Series B Preferred Stock and subsequent conversion into shares of common stock) and (c) 75,000 shares of common stock issuable upon warrant held by EIS.

(3)      Elan Pharmaceutical Investments II, Ltd. is an indirect wholly-owned subsidiary of Elan Corporation, plc.

(4)      Denominator used in calculating percentage ownership of EPIL II is the sum of: (a) 19,191,166 shares of common stock outstanding, (b) $200,000 shares of common stock issuable upon exercise of warrants held EPIL II and (c) 300,000 shares of common stock issuable upon exercise of additional warrants held by EPIL II.

                              PLAN OF DISTRIBUTION

          The selling stockholders may sell the shares at any time and from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market, on one or more exchanges, in the over-the-counter market or otherwise. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The selling stockholders may sell their respective shares in one or more of, or a combination of:

          o a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

          o purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus,

          o an exchange distribution in accordance with the rules of an exchange,

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

          o put or call option transactions relating to the shares or through short sales of shares, and

          o    privately negotiated transactions.

          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

          o the name of the selling stockholder and of the participating broker-dealer(s),

          o    the number of shares involved,

          o    the price at which the shares were sold,

          o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable

          o that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

          o    other facts material to the transaction.

          From time to time, a selling stockholder may transfer, pledge, donate or assign its shares of common stock to lenders or others and each of such persons will be deemed to be the "selling stockholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by such selling stockholder will decrease as and when it takes such actions. The plan of distribution for a selling stockholder's shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be a selling stockholder hereunder. Upon being notified by a selling stockholder that a donee, pledgee, transferee or assignee intends to sell more than 500 shares, we will file a supplement to this prospectus.

          The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with a selling stockholder. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

          In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from such selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or such selling stockholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because a selling stockholder may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised that it has not entered into any agreements, understanding or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

          The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification is available and is complied with.

          Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect of our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

          We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against specified liabilities, including specified liabilities under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until the date on which the shares may be resold by non-affiliates of our company without registration by reason of Rule 144(k) under the Securities Act or any other rule of similar effect. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

                                  LEGAL MATTERS

          For purposes of this offering, Stroock & Stroock & Lavan, LLP, New York, New York, will pass upon the legality of the securities being offered by this prospectus for Ribozyme Pharmaceuticals, Inc.

                                     EXPERTS

          The financial statements of Ribozyme Pharmaceuticals, Inc., appearing in Ribozyme Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

          This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

          o    our financial prospects;

          o    our financing plans;

          o    trends affecting our financial condition; or

          o    operating results; and

          o    our strategies for growth, operations, and

          o    product development and commercialization.

          Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences.

                       WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, omits some of the information contained in the Registration Statement, including exhibits. We also file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended.

          You may read and copy the Registration Statement, including exhibits, as well as our reports, proxy statements and other information that we file, at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information filed electronically with the SEC at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering

1.   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

2.   Our Quarterly Report on Form 10-Q for the three months ended March 31,
     2001;

3.   Our Quarterly Report on Form 10-Q for the three months ended June 30, 2001;

4. Our Quarterly Report on Form 10-Q for the three months ended September 30, 2001;

5.   Our Proxy Statement for the 2001 Annual Meeting of Stockholders;

6.   Our Current Report on Form 8-K, dated November 29, 2001; and

7. The description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on April 11, 1996, including any amendments or reports filed to update such description.

          You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

                                  Marvin Tancer
                             Chief Financial Officer
                         Ribozyme Pharmaceuticals, Inc.
                              2950 Wilderness Place
                             Boulder, Colorado 80301
                                 (303) 449-6500

          You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

                        1,891,526 SHARES OF COMMON STOCK


               575,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS


      1,142,034 SHARES OF COMMON STOCK UNDERLYING SERIES A PREFERRED STOCK


       1,223,289 SHARES OF COMMON STOCK UNDERLYING SERIES B PREFERRED STOCK

                         RIBOZYME PHARMACEUTICALS, INC.



                                   PROSPECTUS

                                ___________, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth all expenses payable by Ribozyme Pharmaceuticals, Inc. in connection with the issuance and distribution of our securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant. All amounts are estimated except the SEC registration fee:

                                 Expenses                          Amount

            SEC Registration Fee...........................    $    4,532.63
            NASDAQ National Market Fees....................        35,000.00
            Legal Fees and Expenses........................        20,000.00
            Blue Sky Fees and Expenses.....................         5,000.00
            Accounting Fees and Expenses...................        15,000.00
            Miscellaneous Expenses.........................         8,000.00

                     TOTAL.................................    $   87,532.63
                                                               -------------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          Article XI of our Bylaws provides for indemnification of our directors to the fullest extent permitted by law, as now in effect or later amended.
Article XI of our Bylaws also permits the indemnification to the same extent of our officers, employees or agents if, and to the extent, authorized by the Board of Directors. In addition, the Bylaws provide for indemnification against expenses incurred by a director to be paid by us at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by us. The Bylaws further provide for a contractual cause of action on the part of our directors for indemnification claims that have not been paid by us.

          Article VI of our Amended and Restated Certificate of Incorporation, as amended, limits under certain circumstances the liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the General Corporate Law of the State of Delaware ("DGCL") (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

          Section 145 of the DGCL contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,

                    (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

                    (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

                    (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

                    (4) by the stockholders.

          Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

          We also have provided liability insurance for each director and officer for losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

          The above discussion of our corporate documents is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

   EXHIBIT NO.            DESCRIPTION

    4.1*                  Specimen certificate for shares of Common Stock

    5.1 Opinion of Stroock & Stroock & Lavan LLP as to the legality of the securities being registered

    10.1 Form of Purchase Agreement by and between Ribozyme Pharmaceuticals, Inc. and Elan International Services, Ltd.

    23.1                  Consent of Stroock & Stroock & Lavan LLP (included in
                          Exhibit 5)

    23.2                  Consent of Ernst & Young LLP, Independent Accountants

    24.1 Power of Attorney (included on signature pages of this registration statement)
------------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2, as amended (File No. 333-1908-D).

ITEM 17.  UNDERTAKINGS.

          THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                    (1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

                    (2) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado on the 21st day of December, 2001.

                                      RIBOZYME PHARMACEUTICALS, INC.

                                      By: /s/ Howard W. Robin
                                         ----------------------------
                                         Howard W. Robin
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Howard W. Robin, as his attorney-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including without limitation post-effective amendments and any amendments increasing the amount of securities for which registration is being sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


    Signature                       Title

/s/ Howard W. Robin                   President and Chief Executive Officer   December 21, 2001
-------------------                   (Principal Executive Officer)
     Howard W. Robin

/s/ Marvin Tancer                     Chief Financial Officer and             December 21, 2001
--------------------                  Vice President
     Marvin Tancer                    of Operations (Principal Financial and
                                      Accounting Officer)

/s/ Ralph E. Christoffersen, Ph.D.    Chairman of the Board of Directors      December 21, 2001
----------------------------------
     Ralph E. Christoffersen, Ph.D.

/s/ David T. Morgenthaler             Director                                December 21, 2001
--------------------------------
     David T. Morgenthaler

/s/ Jeremy C. Cook                    Director                                December 21, 2001
--------------------------------
     Jeremy C. Cook

/s/ John Groom                        Director                                December 21, 2001
--------------------------------
     John Groom

/s/ David Ichikawa                    Director                                December 21, 2001
--------------------------------
     David Ichikawa

/s/ Samuel R. Saks, M.D.              Director                                December 21, 2001
--------------------------------
     Samuel R. Saks, M.D.

/s/ Anders Wiklund                    Director                                December 21, 2001
--------------------------------
     Anders Wiklund

                                  EXHIBIT INDEX

  EXHIBIT NO.       DESCRIPTION

  4.1*              Specimen certificate for shares of Common Stock

  5.1 Opinion of Stroock & Stroock & Lavan LLP as to the legality of the securities being registered

  10.1 Purchase Agreement by and between Ribozyme Pharmaceuticals, Inc. and Elan International Services, Ltd.

  23.1              Consent of Stroock & Stroock & Lavan LLP (included in
                    Exhibit 5)

  23.2              Consent of Ernst & Young LLP, Independent Accountants

  24.1 Power of Attorney (included on signature pages of this registration statement)
------------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2, as amended (File No. 333-1908-D).